UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)             March 2, 2005

FLEETWOOD ENTERPRISES, INC.

(Exact Name of Registrant as specified in its charter)

Delaware	1-7699	95-1948322
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3125 Myers Street, Riverside, California      92503-5527

(Address of principal executive offices)

Registrant’s telephone number, including area code     (951) 351-3500

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

 Item 1.01.             Entry into a Material Definitive Agreement.

During May 2004, as discussed further in the Company’s Annual Report on Form 10-K, the Company’s secured credit facility with a syndicate of lenders led by Bank of America, as agent, was renewed and extended until July 31, 2007.  The amended and restated agreement provided for a revolving credit line for up to $150 million limited by the available borrowing base of eligible accounts receivable and inventories.  On March 2, 2005 the Company entered into an amendment to the revolving credit facility.  The results of the Company’s third quarter ended January 23, 2005 were such that the Company would have been out of compliance with the previous version of the financial performance covenant in the facility, and the amendment addressed that covenant issue. Further, however, the amended facility provides greater borrowing flexibility by raising the overall limit on borrowings to $175 million from $150 million, with an additional seasonal increase from October to April to $200 million.  In addition, a limitation on borrowing against inventory within the Company’s asset borrowing base has been raised from $85 million to $110 million, with a seasonal increase to $135 million for the December through April time period.  Furthermore, the borrowing base will be supplemented by an additional $15 million once the Company provides additional real estate collateral to the bank group, which it intends to do shortly.

Borrowings are secured by receivables, inventory and certain other assets, primarily real estate, and will be used for working capital and general corporate purposes.

The original facility was subject to a financial performance covenant only in the event that the Company’s average monthly liquidity, defined as cash, cash equivalents and unused borrowing capacity, fell below certain established limits.  The Company did not meet these established limits for the months of December, 2004 and January, 2005, but it did satisfy the financial performance covenant, which was measured at that time by the Company’s performance for the four quarters ended October 26, 2004.  The new facility retains the same liquidity requirements, with one minor modification, but the financial performance covenants have been reset to levels that the Company currently expects will be achieved.  It was anticipated that the Company would not meet the established liquidity requirements when it reported its liquidity for the month of February and it would not then have been able to meet the original financial performance covenant, which would have been measured at that time by the Company’s performance in the quarter ended January 23, 2005.

In consideration for the amendments, including the increased amount of the line and enhancements to the borrowing base, Fleetwood paid an aggregate of $501,000 in fees.  The interest rate for revolving loans under the line was increased slightly, but may be reduced to prior levels in future quarters based on improvements in a fixed charge coverage ratio.  The amendment is filed herewith as Exhibit 10.1.

In addition, Fleetwood Enterprises, Inc. guarantees Fleetwood Retail Corp’s floorplan obligations to Textron Financial Corporation, and the Textron agreement contains covenants that mirror the bank amendment that have been reset to conform with the new bank amendment.  The Textron amendment is filed herewith as Exhibit 10.2.

 Item 2.03.             Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

See Item 1.01 above.

 Item 9.01              Financial Statements and Exhibits.

                (a)           Inapplicable.

                (b)           Inapplicable.

                (c)           Exhibits.

                10.1         Third Amendment to Amended and Restated Credit Agreement and Consent of Guarantors, dated as of March 2, 2005, among the Company, Fleetwood Holdings, Inc. and its subsidiaries, Fleetwood Retail Corp. and its subsidiaries, the banks and other financial institutions signatory thereto, and Bank of America, N.A., as administrative agent and collateral agent.

                   10.2      Sixth Amendment dated as of March 2, 2005 to Wholesale Security Agreement dated August 21, 2002 among Textron Financial Corp. and several of the Company’s indirect wholly-owned retail housing subsidiaries.

Index to Exhibits

10.1         Third Amendment to Amended and Restated Credit Agreement and Consent of Guarantors, dated as of March 2, 2005, among the Company, Fleetwood Holdings, Inc. and its subsidiaries, Fleetwood Retail Corp. and its subsidiaries, the banks and other financial institutions signatory thereto, and Bank of America, N.A., as administrative agent and collateral agent.

10.2         Sixth Amendment dated as of March 2, 2005 to Wholesale Security Agreement dated August 21, 2002 among Textron Financial Corp. and several of the Company’s indirect wholly-owned retail housing subsidiaries.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this current report to be signed on its behalf by the undersigned hereunto duly authorized.

FLEETWOOD ENTERPRISES, INC.

Date: March 8, 2005

	By:	/s/ Leonard J. McGill

Leonard J. McGill

Senior Vice President, Corporate Finance; Chief Governance Officer